Exhibit 99.2

       Methode Electronics Issues Correction to Dividend Dates

    CHICAGO--(BUSINESS WIRE)--March 11, 2004--Methode Electronics, Inc. (Nasdaq:METH) announced a correction to its press release issued earlier today. The correction relates to the quarterly dividend record date and payment date. The corrected paragraph is set forth below.

    Methode Electronics also announced that the Board of Directors has declared a quarterly dividend of $0.05 per common share to be paid on April 30, 2004 to its shareholders of record at the close of business on April 15, 2004.

    About Methode Electronics

    Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.

    CONTACT: Methode Electronics, Inc.
             Director of Investor Relations
             Joey Iske, 708-457-4060
             jiske@methode.com